UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
February 8, 2007
Date of Report (Date of earliest event reported)
PXRE GROUP LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	1-15259 (Commission File No.)	98-0214719 (I.R.S. Employer Identification No.)

PXRE House	P.O. Box HM 1282
110 Pitts Bay Road	Hamilton HM FX
Pembroke HM 08	Bermuda
Bermuda
(Address, including zip code,
of principal executive offices)	(Mailing address)
(441) 296-5858
(Registrant’s telephone number, including area code)
NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
As previously reported in the Current Report on Form 8-K filed on February 9, 2007 (the “February 9 8-K”), PXRE Reinsurance Ltd. (“PXRE”) did not pay the premium due on February 8, 2007 under a Reinsurance Agreement, dated as of November 8, 2005 (the “Reinsurance Agreement”), by and between PXRE, as cedent, and Atlantic and Western Re Limited, a Cayman Islands reinsurance company (“A&W Re”), as reinsurer. The non-payment is expected to result in an event of default under the Reinsurance Agreement, which will trigger the early commutation of the Reinsurance Agreement.
PXRE intends to pay approximately $24.2 million on May 8, 2007, which will be due per the terms of Reinsurance Agreement as a result of the early commutation. This amount consists of the premium that was due on February 8, 2007 of approximately $6.6 million, the next quarterly premium installment of approximately $6.6 million and the early termination premium of $11.0 million. PXRE has recognized these costs in its consolidated financial statements as of and for the year ended December 31, 2006.
Please see the February 9 8-K for additional information.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PXRE Group Ltd. (Registrant)
By:	/s/ Robert P. Myron
	Name:	Robert P. Myron
	Title:	Executive Vice President & Chief Financial Officer

Date: February 12, 2007